pExhibit 99.1

news release

Enbridge Energy Partners Declares Cash Distribution and

Reports Earnings for Fourth Quarter 2006

Houston, January 26, 2007 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.925 per unit payable February 14, 2007 to unitholders of record on February 6, 2007.  The Partnership also reported its most recent earnings results, as follows:

	Three Months Ended December 31,		Year Ended December 31,
(unaudited, dollars in millions except per unit amounts)	2006	2005	2006	2005
Net income	$59.7	$49.7	$293.4	$89.2
Net income per unit	0.67	0.68	3.74	1.06
Adjusted EBITDA	108.5	99.3	474.6	389.6
Adjusted net income	48.4	36.9	229.0	143.7
Adjusted net income per unit	0.52	0.48	2.84	1.92

Adjusted earnings reported above eliminate the impact of noncash mark-to-market gains and losses, which arise from valuing certain of the Partnership’s hedging transactions that do not qualify for hedge accounting treatment under Statement of Financial Accounting Standard No. 133.  (See Non-GAAP Reconciliations section below.)

Terrance L. McGill, president of the Partnership’s management company and of its general partner, commented, “The Partnership had significantly improved results throughout 2006, and adjusted net income of $229 million was at the top end of the range we previously indicated for annual earnings.  Results in the fourth quarter were also improved, with adjusted net income up 31 percent compared with one year ago.  The year finished on a strong note in terms of system utilization and this bodes well for 2007 and beyond.  Our Lakehead mainline system delivered an average of 1.626 million barrels of crude oil per day, the highest quarterly average in the Partnership’s history.  Similarly, our three major natural gas systems continued a virtually uninterrupted string of quarterly throughput gains and surpassed the 2 million MMBtu per day threshold for the first time.”

McGill continued, “We remain confident in our ability to grow the Partnership’s earnings and cash flow over the long-term.  For 2007, we expect adjusted net income to increase by approximately 20 percent, primarily due to capacity additions on our natural gas systems and increased utilization of existing capacity on our crude oil systems.  In particular, our East Texas System extension will start up its Stage 1 facilities in the near future and remaining stages will be completed over the course of the year.  Our Southern Access expansion of the Lakehead System is then staged to add capacity in early 2008 and early 2009, and we recently received customer support to proceed with the next stage of mainline expansion, the Alberta Clipper pipeline.  We will continue to work closely with our customers to design and develop cost-effective solutions for their energy transportation requirements.”

For the fourth quarter of 2006, the Partnership reported progress on a number of natural gas system projects, as follows:

•                  The $610 million East Texas System extension is on schedule for completion in three stages during 2007, with Stage 1 facilities due to commence operation in February.  The project includes a new 36-inch diameter, 700 MMcfd pipeline to transport growing natural gas production in East Texas to markets in southeastern Texas and to interconnects with several interstate pipelines.  The project also includes associated treating facilities and connecting pipelines.  Current volume commitments and acreage dedications for the new system are approximately 550 MMcfd.

•                  Projects totaling approximately $130 million are underway to add 155 MMcfd of processing capacity for the Anadarko System and 75 MMcfd for the North Texas System by the third quarter of 2007.  For the East Texas System, three conditioning plants with an aggregate capacity of 600 MMcfd are being added at an estimated cost of $47 million, with the first facility expected to be in service late in the third quarter this year.

The Partnership is also progressing on a number of significant crude oil transportation and storage projects.  Recent developments include:

•                  The $1.3 billion Southern Access Expansion is proceeding on schedule.  The two-stage program is designed to add 400,000 barrels per day (bpd) of capacity on the Lakehead system for delivery of heavy crude oil to the Chicago area.  The mainline construction contract has been awarded and regulatory approvals received for Stage 1, which will provide an initial 190,000 bpd of incremental capacity by early 2008.  The second stage will add a further 210,000 bpd of capacity in early 2009.

•                  The Partnership and Enbridge Inc. recently announced shipper support to proceed with construction of the Alberta Clipper Pipeline to handle crude oil transportation infrastructure requirements beyond 2009.  The planned new pipeline between Hardisty, Alberta, and Superior, Wisconsin, will initially increase capacity by 450,000 bpd and be expandable to 800,000 bpd.  The Partnership will undertake the U.S. portion of the project, including the addition of pumping power on the Southern Access pipeline to extend the additional capacity through to Flanagan, at an estimated cost of $0.8 billion (in 2006 dollars, excluding capitalized interest). The Partnership and Enbridge will next undertake discussions with shippers to finalize the scope, timing, ratemaking parameters and performance incentives for the project.  The project remains subject to regulatory approvals and permits in the U.S. and Canada.

•                  The $70 million expansion of the North Dakota System to increase capacity by 30,000 bpd is proceeding on schedule to be completed in the latter half of 2007.

•                  Projects totaling approximately $90 million to add 5 million barrels of merchant storage capacity at the Partnership’s Cushing, Oklahoma, crude oil terminal will be completed in stages during the current year.

OUTLOOK FOR 2007

Enbridge Partners estimates that its adjusted operating income will increase to between $370 and $400 million in 2007 and that depreciation will be approximately $175 million.  Adjusted net income is estimated to increase to between $260 and $290 million for the year.

The estimates are premised on a significant number of assumptions made by the Partnership regarding operations in 2007.  The key assumptions include: (a) average deliveries on the Lakehead System increasing to approximately 1.64 million bpd compared with 1.52 million bpd in 2006; (b) average volumes on the Partnership’s three major natural gas systems increasing to approximately 2.4 million MMBtu/d compared with 1.9 million MMBtu/d in 2006; and (c) keep-whole natural gas processing contributing gross margin of approximately $40 million compared with $60 million in 2006.

For 2007, estimated capital expenditures total approximately $1.5 billion.  This includes completion of the East Texas Extension ($285 million), ongoing construction of the Southern Access Expansion ($735 million), other system enhancements ($420 million) and core maintenance activities ($60 million).

COMPARATIVE EARNINGS STATEMENT

	Three Months Ended December 31,		Year Ended December 31,
(unaudited, dollars in millions except per unit amounts)	2006	2005	2006	2005
Operating revenue	$1,663.4	$2,084.5	$6,509.0	$6,476.9
Operating expenses:
Cost of natural gas	(1,406.9)	(1,880.9)	(5,506.1)	(5,763.3)
Operating and administrative	(108.5)	(89.6)	(364.8)	(326.8)
Power	(29.3)	(21.6)	(107.6)	(74.8)
Depreciation and amortization	(33.6)	(34.3)	(135.1)	(138.2)
Gain on sale of assets	-	18.1	-	18.1
Operating income	85.1	76.2	395.4	191.9
Interest expense	(26.5)	(28.1)	(110.5)	(107.7)
Other income	1.1	1.6	8.5	5.0
Net income	$59.7	$49.7	$293.4	$89.2
Allocations to General Partner	(8.0)	(6.6)	(31.1)	(23.5)
Net income allocable to Limited Partners	$51.7	$43.1	$262.3	$65.7
Weighted average units (millions)	77.4	63.6	70.2	62.1
Net income per unit (dollars)	$0.67	$0.68	$3.74	$1.06

COMPARISON OF QUARTERLY RESULTS

Following are explanations of significant changes in the Partnership’s financial results comparing the fourth quarter of 2006 with the fourth quarter of 2005.  The comparison refers to adjusted operating income, which excludes the impact of SFAS 133 gains and losses.  (See Non-GAAP Reconciliations section below.)

Adjusted Operating Income	Three Months Ended December 31,		Year Ended December 31,
(unaudited, dollars in millions)	2006	2005	2006	2005
Liquids	50.9	36.5	199.8	127.3
Natural Gas	23.5	25.5	142.5	116.8
Marketing	(0.2)	2.6	(8.4)	5.8
Corporate	(0.4)	(1.2)	(2.9)	(3.5)
Adjusted operating income	73.8	63.4	331.0	246.4

Liquids – Fourth quarter operating income for the Liquids segment increased $14.4 million to $50.9 million.  This was driven by a $23.2 million rise in operating revenue, which was mostly attributable to a 227,000 bpd increase in Lakehead System deliveries.  An increase in average tariffs and longer hauls on the Lakehead System also contributed to higher revenues.

Power costs were $7.7 million higher due to increased volumes on the Lakehead System.  Operating costs increased by $2.9 million, primarily due to higher integrity spending, partially offset by lower oil measurement losses.

Deliveries for the three Liquids systems were as follows:

	Three Months Ended December 31,		Year Ended December 31,
(thousand barrels per day)	2006	2005	2006	2005
Lakehead	1,626	1,399	1,517	1,339
Mid-Continent	234	269	244	236
North Dakota	99	88	92	87
Total	1,959	1,756	1,853	1,662

Natural Gas – The Natural Gas segment saw a decrease of $2.0 million in quarterly adjusted operating income to $23.5 million.  On an adjusted basis, operating revenue less cost of natural gas increased $15.1 million, due to new processing capacity on the East Texas and Anadarko systems, favorable gas processing margins and a 16 percent increase in average daily volumes on the major natural gas systems.  The volume increase resulted from additional wellhead supply contracts and the expansion of transportation and processing capacity, due to strong drilling activity in the Anadarko Basin, East Texas Bossier trend and North Texas Barnett Shale.

Operating costs increased by $16.1 million over the fourth quarter of 2005.  Contributing to the increase was a particularly large portion ($7 million) of full year ($10 million) system integrity spending borne in the fourth quarter of 2006.  The remainder of the increase came from costs that are mostly variable with higher volumes including workforce-related costs, and repairs and maintenance of gathering and processing assets.

Average daily volumes for the major natural gas systems were:

	Three Months Ended December 31,		Year Ended December 31,
(MMBtu per day)	2006	2005	2006	2005
East Texas	1,081,000	914,000	1,019,000	860,000
Anadarko	610,000	527,000	582,000	488,000
North Texas	312,000	269,000	294,000	265,000
South Texas	---	30,000	---	33,000
UTOS	134,000	90,000	181,000	158,000
Midla	79,000	82,000	109,000	106,000
AlaTenn	45,000	59,000	41,000	59,000
KPC	23,000	38,000	29,000	31,000
Bamagas	70,000	16,000	88,000	29,000
Other Major Intrastates	162,000	148,000	158,000	186,000
Major Systems Total	2,516,000	2,173,000	2,501,000	2,215,000

Marketing – The Marketing segment reported an adjusted operating loss of $0.2 million in the fourth quarter, compared with adjusted operating income of $2.6 million in the fourth quarter of 2005.  The recent quarter’s results included a $0.7 million noncash write-down of natural gas inventory, in accordance with accounting requirements that inventory be valued at the lower of cost or market value.  This brings the total of such adjustments in 2006 to approximately $17 million.  Since future sales are hedged, the majority of this noncash loss is expected to be recovered when the natural gas inventory is sold in the future.

Partnership Financing – Interest rates were higher than one year ago, as were debt balances, partially due to the issuance of $300 million of 10-year Notes in December.  However, interest expense decreased $1.6 million, to $26.5 million in the fourth quarter.  This was due to the offsetting effect of $5.0 million of interest capitalized to construction projects during the quarter, compared with $0.6 million in the year-ago quarter.  Weighted average units outstanding for the quarter increased to 77.4 from 63.6 million units, primarily due to the private issuance of approximately 10.8 million Class C units in mid-August.  The additional debt and partners’ capital were used to finance acquisitions and expansions over the past year.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.925 per share payable February 14, 2007 to shareholders of record on February 6, 2007.  The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the ten trading days prior to the ex-dividend date on February 2, 2007.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on Monday, January 29, 2007.  Interested parties may watch the live webcast at the link provided below.  A replay will be available shortly afterward.  Presentation slides and condensed unaudited financial statements are also available at the link below.

EEP Earnings Release:   www.enbridgepartners.com/Q

Alternate Webcast Link:   www.vcall.com/IC/CEPage.asp?ID=112782

The audio portion of the presentation will be accessible by telephone at (877) 407-0782 and can be replayed until February 12, 2007 by calling (877) 660-6853 and entering Conference Account: 286, ID: 226668.  An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains that affect earnings but do not impact cash flow.  These noncash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that, nevertheless, do not qualify for hedge accounting treatment as prescribed by SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.”

	Three Months Ended December 31,		Year Ended December 31,
(unaudited, dollars in millions except per unit amounts)	2006	2005	2006	2005
Net income	$59.7	$49.7	$293.4	$89.2
Noncash derivative fair value (gains) losses
-Natural Gas	--	(14.5)	0.1	8.1
-Marketing*	(11.3)	3.5	(64.5)	48.2
Sale of assets
-Gain on sale of assets	--	(18.1)	--	(18.1)
-Settlement of financial instruments	--	16.3	--	16.3
Adjusted net income	48.4	36.9	229.0	143.7
Allocations to General Partner	(7.8)	(6.2)	(29.8)	(24.6)
Adjusted net income allocable to Limited Partners	40.6	30.7	199.2	119.1
Weighted average units (millions)	77.4	63.6	70.2	62.1
Adjusted net income per unit (dollars)	$0.52	$0.48	$2.84	$1.92

* Excludes $2.1 million in cash losses on financial instruments recognized in second quarter 2005.

Natural Gas	Three Months Ended December 31,		Year Ended December 31,
(unaudited, dollars in millions)	2006	2005	2006	2005
Operating income	$23.5	$41.8	$142.4	$110.5
Noncash derivative fair value losses (gains)	--	(14.5)	0.1	8.1
Gain on sale of assets*	--	(18.1)	--	(18.1)
Settlement of financial instruments*	--	16.3	--	16.3
Adjusted operating income	$23.5	$25.5	$142.5	$116.8

* In conjunction with the sale of midstream assets that closed in December 2005, we settled associated financial instruments used to economically hedge production.

Marketing	Three Months Ended December 31,		Year Ended December 31,
(unaudited, dollars in millions)	2006	2005	2006	2005
Operating income	$11.1	$(0.9)	$56.1	$(42.4)
Noncash derivative fair value (gains) losses*	(11.3)	3.5	(64.5)	48.2
Adjusted operating income (loss)	$(0.2)	$2.6	$(8.4)	$5.8

* Excludes $2.1 million in cash losses on financial instruments recognized in second quarter 2005.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders.  The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized by generally accepted accounting principles.

	Three Months Ended December 31,		Year Ended December 31,
(unaudited, dollars in millions)	2006	2005	2006	2005
Net cash provided by operating activities	$91.7	$58.9	$321.6	$267.1
Changes in operating assets and liabilities, net of cash acquired	(16.7)	(4.7)	40.6	(0.2)
Interest expense	26.5	28.1	110.5	107.7
Settlement of financial instruments	10.2	16.3	10.2	16.3
Other	(3.2)	0.7	(8.3)	(1.3)
Adjusted EBITDA	$108.5	$99.3	$474.6	$389.6

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts.  These statements frequently use the following words, variations thereon or comparable terminology:  “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.”  Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance.  Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict.  Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, and price trends related to, crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance its capital expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the most recently completed fiscal year, for additional factors that may affect results.  These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and via the Partnership’s web site.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States.  Its principal crude oil system is the largest transporter of growing oil production from western Canada.  The system’s deliveries to refining centers in the U.S. Midwest account for approximately 10 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region.  The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver more than 2 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C . (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 16 percent interest in the Partnership.  Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 17 percent interest in the Partnership.

Investor Relations Contact:	Media Contact:
Tracy Barker	Denise Hamsher
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2089
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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